                                                               EXHIBIT (h)(1)(d)


                               AMENDMENT NO. 3 TO
                      TRANSFER AGENCY AND SERVICE AGREEMENT


This Amendment, dated March 4, 2002, is made to the Transfer Agency and Service Agreement originally dated June 21, 2000, as amended (the "Agreement") between AIM Equity Funds (the "Fund") and A I M Fund Services, Inc. ("AFS").

WHEREAS, the Fund and AFS desire to amend certain provisions of the Agreement pertaining to fees and expenses payable by the Fund under such Agreement, and in accordance with Article 11 of the Agreement, have agreed to execute this amendment to evidence such amendment.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. A new Section 2.04 is hereby added to the Agreement, which Section shall read in full as follows:

                  2.04 The Fund and the Transfer Agent recognize that the Transfer Agent and/or its affiliates, including without limitation A I M Distributors, Inc., may, from time to time, enter into certain omnibus, sub-accounting and other similar arrangements whereby a broker/dealer or other financial institution is the shareholder of record and performs certain recordkeeping and other services (the "Ancillary Services") for the underlying beneficial owners of shares in the Portfolios. The Fund and the Transfer Agent agree that: (i) the Transfer Agent and/or its affiliates are entering into these arrangements on behalf of and for the benefit of the Fund and each Portfolio; (ii) amounts owed under these arrangements are the obligations of the Portfolios; and (iii) the Fund shall pay such owed amounts to the Transfer Agent, who shall be responsible for paying such amounts to the entities providing the Ancillary Services.

         2. The "Retail Classes Fee Schedule", which is attached to the Agreement, is hereby renamed the "Fee Schedule".

         3. Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

                  "1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $.70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


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


                                                 Per Account Fee
                  Fund Type                         Annualized
                  ---------                      ---------------

                  Class A, B, C and R
                  Non-Daily Accrual Fund              $15.20

                  Class A, B, C and R
                  Monthly Dividend and
                  Daily Accrual Funds                 $16.20"

         4. New Paragraphs 6, 7, 8, 9 and 10 are hereby added to the Fee Schedule, which Paragraphs shall read in full as follows:

                  6. The fees and credits described in Paragraphs 1 through 4 above shall first be allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The Portfolio's remaining fiscal year-to-date fees and credits described in Paragraphs 1 through 4 above for shareholder accounts holding Class A, B, C and/or R Class shares of each Portfolio shall be allocated among such Classes on the basis of fiscal year-to-date average net assets. Notwithstanding the foregoing, the IRA Annual Maintenance Fee shall be paid by investor per taxpayer I.D. number.

                  7. Fees payable by the Transfer Agent for Ancillary Services provided to the Institutional Class, if any, of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated to such Institutional Class. The Portfolio's fiscal year-to-date fees payable by the Transfer Agent for Ancillary Services provided to the Class A, B, C and/or R Class shares of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated among such Classes of each Portfolio based upon fiscal year-to-date average net assets of each such Class.

                  8. Out-of-pocket expenses incurred by the Transfer Agent in acting as transfer agent for the AIM Funds Accounts shall first be allocated among such funds and portfolios based upon the number of shareholder accounts maintained by the Transfer Agent for such funds and portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The remaining amount of the Portfolio's fiscal year-to-date out-of-pocket expenses shall be further allocated among the Class A, B, C and R Class shares of each Portfolio based upon fiscal year-to-date average net assets of each such Class.

                  9. Specifically identified fees, credits and out-of-pocket expenses incurred by the Transfer Agent on behalf of one or more, but less than all, Portfolios or Classes shall be allocated solely to the affected Portfolios or Classes using the allocation methodologies described in paragraphs 6, 7 and 8 above.


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


                  10. As used in this Fee Schedule, "AIM Funds" shall mean all investment companies and their series portfolios, if any, comprising, from time to time, the AIM Family of Funds(R), and "AIM Funds Accounts" shall mean shareholder accounts for the AIM Funds.

         5. Except as modified by this Amendment, the Agreement is hereby ratified and remains in full force and effect.












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



IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

                                       AIM EQUITY FUNDS



                                       By: /s/ ROBERT H. GRAHAM
                                           -------------------------------------
                                           President




                                       A I M FUND SERVICES, INC.



                                       By: /s/ TONY D. GREEN
                                          --------------------------------------
                                          President





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